Exhibit 21

Subsidiaries of the Registrant as of January 4, 2016

Five Star Enterprises Ltd.,
a Cayman Islands corporation

Lifestyle Footwear, Inc.,
a Delaware corporation

Rocky Brands Canada, Inc.,
a Nova Scotia corporation

Rocky Brands US, LLC,
a Delaware limited liability company

Rocky Brands International, LLC

an Ohio limited liability company

Lehigh Outfitters, LLC,
a Delaware limited liability company